Exhibit 10.1

GAS PURCHASE AND SALE AGREEMENT

BETWEEN

COPANO FIELD SERVICES/UPPER GV LF COAST, LP. (“BUYER”)

AND

EVOLUTION OPERATING CO., INC. (“SELLER”)

February 1, 2009

Grimes County, Texas

Copano Meter #SH2-1 0122

GAS PURCHASE AND SALE AGREEMENT

THIS GAS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into effective as of the 1st day of February 2009 by and between COPANO FIELD SERVICES/UPPER GULF COAST, L.P., a Texas limited partnership (“Buyer”), and EVOLUTION OPERATING CO. INC., (“Seller”). Buyer and Seller are sometimes referred to collectively as “Parties” or singularly as a “Party.”

WITNESSETH:

WHEREAS, Seller owns and/or controls Gas to be produced from well(s) and acreage located in Grimes County, Texas, and desires to deliver and sell to Buyer quantities of such Gas as provided herein; and

WHEREAS, Buyer desires to purchase and receive Seller’s Gas subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Parties hereto covenant and agree as follows:

I.                                        Dedication

(a)                                  Subject to the terms and conditions of this Agreement, Seller dedicates and commits to the performance of this Agreement (i) 100 percent of its owned and/or controlled Gas produced from the well(s) described on the attached Exhibit “B,” and (ii) the acreage assigned to such well(s).

(b)                                 Buyer shall purchase 100% of the gas delivered from the well(s) described on Exhibit “B” up to the MDQ. The maximum daily quantity of Gas that Buyer agrees to purchase under this Agreement (the “MDQ”) shall be 3,000 MMBtu per Day.

(c)                                  Subject to the terms and conditions hereof, Buyer agrees to purchase Seller’s Gas as provided under this Agreement except in those cases where failure to do so is due to (i) causes within the control of the Seller, (ii) Force Majeure as defined in the General Terms and Conditions attached hereto as Exhibit “A” (the “GT&C”), (iii) any quantity of Gas not meeting the quality specifications set forth in the GT&C, or (iv) Buyer’s compliance with applicable laws of the State of Texas or rules and regulations of the Railroad Commission of Texas.

II.                                    Point(s) of Delivery and Title

(a)                                  The point(s) of delivery for all Gas purchased hereunder shall be at the point(s) described on Exhibit “B” (the “Point(s) of Delivery”). Seller shall be responsible for all necessary arrangements to deliver Gas into Buyer’s pipeline. Buyer shall operate metering and tap facilities necessary to receive and measure Seller’s Gas at the Point(s) of Delivery.

(b)                                 Nothing in this Agreement shall obligate Buyer or Seller to install any facilities to receive or deliver Seller’s Gas other than those facilities specifically provided for hereunder.

(c)                                  Title to Seller’s Gas delivered hereunder shall pass to Buyer at the Point(s) of Delivery.

Ill.                                Facilities

Buyer and Seller have entered into a Facility Agreement dated January 9, 2009 that covers the responsibility for the installation, if any, ownership, operation and maintenance of the pipeline, tap and meter facilities necessary to receive Gas hereunder. Additional Facility Agreements may be entered into by the Parties from time to time in the event additional delivery points are added to this Agreement.

IV.                               Price

(a)                                  Subject to all of the terms, conditions and provisions hereof, Buyer shall pay Seller for all Gas purchased hereunder each Month a price per MMBtu equal to 91 percent of the IF HSC Index. However, notwithstanding the forgoing, in the event the quality of Gas delivered by Seller to Buyer hereunder during any three (3) consecutive calendar Month period averages less than 200 MMBtu per Day, then effective on the first Day of the following calendar Month the price for all gas purchased hereunder shall be 89 percent of the IF HSC Index. The price shall remain at 89 percent of the IF HSC Index until such time as Seller delivers to Buyer hereunder a quantity of Gas equal to or in excess of an average of 200 MMBtu per Day during any three (3) consecutive calendar Month period, at which time the price shall be 91 percent of the IF HSC Index effective on the first Day of the following calendar Month.

The IF HSC Index is defined as the price published by Platts, a Division of the McGraw-Hill Companies, in the first issue of Inside F.E.R.C.’s Gas Market Report during the Month of production under the heading Market Center Spot-Gas Prices, subheading East Texas, Houston Ship Channel Index.

(b)                                 In the event (i) Copano Pipelines/Upper Gulf Coast, L.P., an affiliate of Buyer, establishes the delivery point with Tennessee Gas Pipeline Company in Harris County, Texas being contemplated as of the date hereof, and (ii) Seller delivers under this Agreement at least 1,000 MMBtu per day on a consistent basis, then Seller shall have the right and option to elect from time to time after April 1, 2009, to have the price provided in paragraph (a) above based on either the IF Tennessee Index or the IF HSC Index. Seller shall provide Buyer with written notice at least five (5) Business Days prior to the first day of the Month for which the election is to take effect, and each such election shall remain in effect for a minimum of three (3) calendar Months.

The IF Tennessee Index is defined as the price published by Platts in the first issue of Inside F.E.R.C.’s Gas Market Report during the Month of production under the heading Market Center Spot-Gas  Delivered  to  Pipelines,   subheading  Tennessee Gas

Pipeline Co., Texas, Zone 0.

(c) Notwithstanding paragraphs (a) and (b) above, should initial deliveries from a well or increased deliveries from a workover well begin after the first Day of the Month, the price to be paid by Buyer to Seller for such quantities of Seller’s Gas delivered each Day from that well during said partial Month shall be equal to either 89 or 91 percent of the Gas Daily HSC Index, based on whether the 89 or 91 percent price in effect under paragraph (a), or 91 percent of the Gas Daily Tennessee Index, based on Seller’s election under paragraph (b) above.

The Gas Daily HSC Index is defined as the daily midpoint price published each Day of Gas flow in Platt’s Gas Daily under the heading Daily Price Survey, subheading East-Houston-Katy, Houston Ship Channel Index.

The Gas Daily Tennessee Index is defined as the daily midpoint price published each Day of Gas flow in Platt’s Gas Daily under the heading Daily Price Survey, subheading Tennessee Zone 0 South Corpus Christi Index.

(d)                                 Any fees due from Seller to Buyer hereunder shall be deducted from Buyer’s payment to Seller for Gas purchased each Month.

(e)                                  The price payable by Buyer to Seller for Gas purchased hereunder is inclusive of reimbursement to Seller for (i) 100 percent of Texas State severance taxes, and (ii) Seller’s cost to conform such Gas to the quality and pressure specifications set forth herein.

V.                                   Fees

(a)                                  Treating Fee. If at any time Seller’s Gas at any Point of Delivery exceeds the maximum carbon dioxide (C02) content provided in Section 2 of the GT&C, Seller shall pay the appropriate treating fees for removal or blending of CO2 for such Point of Delivery as follows:

CO2 Limit	Fee/Mcf
>3.0%	$.05
>4.0%	$.07
>5.0%	$.09
>6.0%	$.11
>7.0%	Mutually agreed to

(b)                                 Compressor and Dehydration Fuel. Seller shall provide in-kind at no expense to Buyer its pro rata share of compressor and dehydration fuel used in the operation of Buyer’s Pipeline System.

(c)                                  Low Quantity Fee. During any Month after the Month of initial deliveries hereunder, if Gas quantities  delivered to Buyer by  Seller at any Point of  Delivery are less than 50 MMBtu per Day averaged over the Month, then Seller shall pay Buyer a low quantity fee of $350.00 per Month for such Point of Delivery.

VI.                               Term

The primary term of this Agreement shall commence on and become effective as of February 1. 2009 and shall remain in full force and effect until March 1, 2014, (the “Primary Term”), and shall continue from Month to Month thereafter, unless terminated by either Party upon at least 30 Days’ written notice given to the other Party prior to the end of the Primary Term or any Month thereafter. However, such termination shall not discharge obligations theretofore incurred by the Parties hereunder, including any payment obligations.

VII.                           Notices

All notices provided for herein shall be in writing at the addresses listed below or to such other address either Party shall designate by written notice from time to time. Such notices shall be sent by certified U.S. mail, return receipt requested, postage prepaid, by facsimile, or by courier. Notices sent by certified mail or courier shall be deemed provided upon delivery as evidenced by the receipt of delivery. Notices sent by facsimile shall be deemed to have been provided upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. However, if the Day on which such facsimile is received is not a Business Day or such facsimile is received after five p.m. on a Business Day, then notice provided by such facsimile shall be deemed to have been provided on the next following Business Day.

Buyer:

For Notices, Correspondence and Nominations:

COPANO FIELD SERVICES/UPPER GULF COAST, L.P.

2727 AlIen Parkway, Suite 1200

Houston, Texas 77019

Attn:                    Contract Services

Telephone:                                    (713) 621-9547

Facsimile:                                          (713) 737-9047

E-Mail:                                                       contracts@copanoenergy.com

Seller:

For Correspondence, Invoices, Payments and Notices:

EVOLUTION OPERATING CO., INC.

2500 City West Blvd., Suite 1300

Houston, TX 77042

Attn:                    Daryl Mazzanti

Telephone:                                    (713) 935-0122

Facsimile:                                          (713) 935-0199

E-mail:dmazzanti@evolutionpetroleum.com

Tax ID:

VIII.                     General Terms and Conditions

The General Terms and Conditions attached hereto as Exhibit “A” (“GT&C”) have been approved and accepted by both Parties hereto and they are hereby made an integral part of this Agreement; provided, however, that if there should exist any conflict or discrepancy between anything contained in the main body of this Agreement and in the GT&C, then the provisions in the main body of this Agreement shall at all times and in all cases govern and control.

IX.                             Signatures

IN WITNESS WHEREOF, this Agreement is executed in duplicate counterparts, each of which shall be an original as of the date first hereinabove written, and shall be binding on each party that executes same.

COPANO FIELD SERVICES/UPPER GULF COAST, L.P.
“BUYER”

By:	Copano Field Services GP, L.L.C.
its Managing General Partner

By:	/s/ Brian D. Eckhart
Brian D. Eckhart
Senior Vice President, Transportation and Supply

EVOLUTION OPERATING CO., INC.
“SELLER”

By:	/s/ Daryl Mazzanti
Daryl Mazzanti
Vice President, Operations

IF SELLER AGREES THAT SECTION 10, CONFIDENTIALITY, IN THE GENERAL TERMS AND CONDITIONS ATTACHED HERETO AS EXHIBIT “A”, SHALL BE INCLUDED IN THIS AGREEMENT FOR THE PRIMARY TERM AND ANY EXTENSION THEREOF, PLEASE INITIAL IN THE SPACE PROVIDED BELOW MARKED “YES”, OTHERWISE INITIAL THE SPACE MARKED “NO”.

☐ YES, SECTION 10, CONFIDENTIALITY, IS INCLUDED IN THIS AGREEMENT

☐ NO, SECTION 10 IS NOT INCLUDED IN THIS AGREEMENT

Exhibit “A”

to Gas Purchase and Sales Agreement dated February 1, 2009, between

Copano Field Services/Upper Gulf Coast, LP. and

Evolution Operating Co., Inc.

(the “Agreement”)

GENERAL TERMS AND CONDITIONS

1.                                     DEFINITIONS

The following terms shall have the meanings stated below for purposes of the Agreement and these General Terms and Conditions:

1.1                               AGA—the American Gas Association. “AGA standards” means any current manual, pamphlet or recommended practice published by or under the auspices of the AGA applicable to the type of measurement equipment used hereunder, whether or not it has been accepted as an American National Standard.

1.2                               Btu— the quantity of heat required to raise the temperature of one pound avoirdupois pure water from 58.5 degrees to 59.5 degrees Fahrenheit, as defined in the American Gas Association (AGA) Gas Measurement Manual and any subsequent revisions.

1.3                               Business Day—any day except Saturday, Sunday or Federal Reserve Bank holidays.

1.4                               Cubic Foot or Standard Cubic Foot—the volume of Gas that would occupy one cubic foot of space when the Gas is at a base temperature of 60°F and a base pressure of 14.65   psia using an assumed average atmospheric (barometric) pressure of 14.7 psia. Mcf— 1,000 Cubic Feet.

1.5                               Day—a period of 24 consecutive hours beginning at 9:00 a.m. Central Time.

1.6                               Gas—natural gas, including all hydrocarbon and non-hydrocarbon components, whether casinghead gas produced from oil wells, gas well gas, or other sources of production.

1.7                               GPA—the Gas Processors Association. “GPA Standards” means any current manual, pamphlet or recommended practice published by or under the auspices of the GPA applicable to the type of measurement equipment used hereunder, whether or not it has been accepted as an American National Standard.

1.8                               Gross Heating Value—the gross number of Btu that would be produced by the complete combustion of one standard cubic foot of Gas with air at the same temperature and pressure, when saturated with water vapor at 60°F and a constant pressure of 14.65 psia, and when the products of combustion are cooled to the initial temperature of the Gas and air, and the water formed by such combustion is condensed to a liquid state. The Gross Heating Value of the Gas shall be corrected for the water vapor content of the Gas being delivered; provided, however, that if the water vapor content of the Gas is seven (7) pounds or less per 1,000,000 cubic feet, the Gas shall be assumed to be dry and no correction will be made.

1.9                               Month—a calendar month beginning on the first Day of the month.

1.10                        Persons—any natural person, corporation, partnership, joint venture, association, cooperative, or other entity.

1.11                        Pipeline System—the Gas pipelines and other facilities used by Buyer for receiving Seller’s Gas covered by this Agreement.

1.12 Psia—pressure expressed in pounds per square inch absolute.

1.13                        Thermally Equivalent—an equal number of MMBtu.

Terms not otherwise defined herein are as defined in the Agreement.

2.                                     GAS QUALITY

2.1                               Specifications. Seller shall deliver at the Point(s) of Delivery merchantable pipeline quality Gas that conforms to the following quality specifications:

(a)                                  has a total Heating Value of not less than 950 Btu per Cubic Foot;

(b)                                 is commercially free from dust, hydrocarbon liquids, free water, suspended matter, all gums and gum forming constituents and any other substance that might become separated from the Gas in the Pipeline System;

(c)                                  does not contain more than 1/4 grain of hydrogen sulfide (H2S) or more than one (1) grain of total Sulfur(S) per 100 Standard Cubic Feet;

(d)                                 is free of oxygen;

(e)                                  does not contain more than three (3) percent CO2 by volume;

(f)                                    not contain more than seven pounds (7#) of water vapor per one million cubic feet of Gas;

(g)                                 does not contain more than one (1) percent Nitrogen by volume; and

(h)                                 has a temperature of not more than 120°F, and not less than 40°F.

2.2                              Failure to Meet Specifications.  If the Gas tendered by Seller to Buyer at the Point of Delivery shall fail at any time to conform to any of the specifications set forth herein, then upon prior written notice by Buyer to Seller, Buyer may, at its option, either refuse to accept such Gas or take any necessary action to bring such Gas into conformity. If the quality specifications of any downstream pipeline to which Seller’s Gas is delivered hereunder are more stringent than those set forth in Section 2.1, Buyer shall use reasonable efforts to treat, blend or condition Seller’s Gas to meet such quality specifications. If Buyer incurs expenses directly related to Seller’s failure to meet the specifications set forth in Section 2.1, or if Buyer treats, blends or conditions Seller’s Gas to meet the downstream pipeline’s specifications, Seller shall reimburse Buyer for its reasonably incurred allocable expenses, except with respect to CO2 content in which event the fees described in Article V shall apply.

2.3                              Corrosion Inhibition Program. For each Point of Delivery that the Parties have mutually agreed to allow Gas to be delivered containing more than three (3) percent C02, a corrosion inhibition program shall be conducted by Seller at its expense by continuous injection of inhibitor chemical upstream of each such Point of Delivery. Seller agrees to inject such chemicals specified by Buyer and at injection rates requested by Buyer, provided such requirements represent reasonable industry practice, and shall allow Buyer access to such injection facilities at reasonable times to monitor operation. Seller shall install and maintain such injection facilities and shall be responsible for the cost of such inhibitor chemicals injected.

3.                                     PRESSURES

3.1                               Delivery Pressure. Seller shall deliver Gas to Buyer at the Point(s) of Delivery at pressures sufficient to allow the Gas to enter the Pipeline System, but not at pressures in excess of the maximum allowable operating pressure of the Pipeline System (“MAOP”) as it may exist from time to time, at the Point(s) of Delivery. Buyer is under no obligation to modify pipeline pressures to permit the entry of Seller’s Gas into the Pipeline System. If Seller is required to compress Gas to overcome operating pressure, then Seller shall equip its compression and production equipment (i) with overpressure relief or shut-off devices to prevent delivery to Buyer in excess of the MAOP, (ii) with Gas cooling equipment to prevent discharge temperatures above 120°F into the Pipeline System, and (iii) with pulsation dampening equipment acceptable to Buyer to minimize pulsation induced measurement errors.

3.2                               Rates of Flow. The Gas purchased hereunder shall be delivered and received as nearly as practicable at uniform hourly and daily rates of flow. Seller shall have agents or employees available at all reasonable times to receive from Buyer’s dispatcher advice and requests for changes in the rates of delivery of Gas hereunder as requested by Buyer from time to time. Seller agrees to advise Buyer as soon as possible of any changes in rates of flow of Gas.

4.                                     GAS MEASUREMENT

4.1                               Unit of Volume. The unit of volume for the purpose of measurement shall be one Cubic Foot of Gas. Measured volumes shall be multiplied by the Gross Heating Value, and the product thereof shall be divided by 1000 to compute the MMBtu purchased and received hereunder.

4.2                               Computation of Volume. The volumes of Gas measured hereunder shall be calculated in accordance with specifications prescribed by AGA Report No. 3, Third Edition, dated 1992, “Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids,” including all appendices where applicable, as supplemented and modified from time to time (‘AGA Report No. 3”).

4.3                               Meters. Buyer shall provide transfer measurement by use of an orifice meter and chart-recorded or electronic flow measurement, at Buyer’s option. Measurement equipment shall be installed and operated in accordance with AGA Report No. 3 as it existed at the time of installation. Metering equipment will be deemed to adhere to industry standards providing that it met industry standards at the time of installation. Seller shall have the right to inspect equipment installed or furnished by Buyer and the charts and other measurement or testing data of Buyer at all times during normal business hours of Buyer, but the reading, calibration and adjustment of such equipment and changing of charts shall be done only by Buyer.

4.4                               Gas Measurement Computation Factors. The following measurement factors shall be observed.

(a)                                  Buyer shall determine the specific gravity of the Gas to the nearest one-thousandth (.001) by calculation according to GPA Standard 2172. The specific gravity shall be determined in conjunction with the determination of Gross Heating Value and composition based on the Gas composition analysis.

(b)                                 Buyer shall determine the total Gross Heating Value of the Gas, at base conditions, at each Point of Delivery according to GPA Standard 2172.

(c)                                  Except as provided below, the deviation of the Gas from Boyle’s Law shall be determined from the AGA Transmission Measurement Committee Report No. 8, entitled “Compressibility and Super Compressibility for Natural Gas and Other Hydrocarbon Gases,” (“Report No. 8”) as amended from time to time, in conjunction with the determination of Heating Value.

4.5                               Notice of Meter and Equipment Tests. At least quarterly if Seller’s Gas averages less than 1,000 MMBtu per Day, or Monthly if Seller’s Gas averages more than 1,000 MMBtu per Day, Buyer shall give notice to Seller and to the operator of the well of the time and location of all tests of Gas delivered hereunder, or of any equipment used in measuring or determining the nature or quality of the Gas, so that Seller may conveniently have its representative present. As between Buyer and Seller, if Seller in the exercise of its reasonable discretion is unsatisfied with any test, it shall so notify Buyer, and Buyer shall perform retests as necessary to assure an accurate test. The cost of a retest shall be borne by Seller if the difference between the original test and the retest is equal to or less than one (1) percent. The one (1) percent accuracy standard referred to in this Section 4.5 and in Section 4.7 below shall mean the difference determined through testing between the readings of the recording device of the measurement equipment being tested and the readings of the recording device on the test instrument.

4.6                               Check Meters and Non-Interference. Seller may, at its option and expense, install and operate check meters to verify the accuracy of Buyer’s primary measurement equipment, but Buyer shall measure Seller’s Gas with the measurement equipment. Check meters shall be installed so as not to interfere with the operation of the measurement equipment. The Parties shall exercise care in the installation, maintenance, and operation of check measuring equipment, pressure regulating equipment, and Gas compressors so as to prevent any inaccuracy in the determination of the quantity or quality of Gas being measured. Buyer may require installation of pulsation filters if unacceptable square root error or gauge line error shift occurs. The Party responsible for the source of unacceptable pulsation shall also be responsible for the installation cost of remedial devices or filtering equipment to eliminate pulsation. If the Parties disagree on the source of pulsation, the Parties shall select a mutually agreeable consulting organization for the purposes of resolving the disagreement. The Party responsible for the source of the pulsation causing the square root error or gauge line error shift shall bear the full costs associated with any consulting fees. In the event that the determination by the consultant is inconclusive, the costs shall be borne equally by the Parties.

4.7                              Adjustment of Inaccuracies. Upon any test, if the percentage of inaccuracy of (i) an electronic flow measurement is greater than one (1) percent, or (ii) a chart-recorded meter is greater than two (2) percent, then the meter registration shall be corrected for any period definitely known or agreed. If the period of time is not definitely known or agreed upon, then the correction shall be for a period extending back 1/2 of the time elapsed since the date of the last calibration. Buyer shall immediately restore as closely as possible to a condition of accuracy any measurement equipment found inaccurate. If any measurement equipment is out of service or out of repair for any reason so that the amount of Gas delivered cannot be estimated or computed from the reading thereof, the amount of Gas delivered through the meter during the period it is out of service or out of repair shall be estimated and agreed upon by Buyer and Seller upon the basis of the best data available using the first of the following methods that is feasible:

(a)                                  by using the registration of Seller’s check meter if installed and accurately registering;

(b)                                 by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

(c)                                  by estimating the quantity of deliveries by comparison with deliveries during preceding periods under similar conditions when the meter was registering accurately.

No retroactive adjustment will be made for inaccuracies unless they exceed (i) one (1) percent of affected volumes if measured by electronic flow measurement, or (ii) two (2) percent of affected volumes if measured by recording charts, but in no event shall any adjustment be made for inaccuracies less than 100 Mcf per Month.

5.                                     OPERATING PROVISIONS

5.1                               Operational Control. Buyer shall retain full operational control of the Pipeline System and shall at all times be entitled to schedule deliveries and to operate its facilities in a manner consistent with its obligations and with operating conditions, inclusive of normal and routine maintenance, as they may exist from time to time on the Pipeline System, and that will allow Buyer to optimize the use of the Pipeline System now and in the future, consistent with the terms of this Agreement. This right includes but is not limited to the right to interrupt the receipt of Gas as necessary to test, alter, modify, enlarge, maintain or repair any facility or property comprising a part of or an appurtenance to the Pipeline System. Buyer shall not be required to add compression to compress Seller’s Gas into the Pipeline System, lower its Pipeline System operating pressure, alter the direction of Gas flow, alter other operation or use of its facilities, or otherwise change its normal operations to receive Seller’s Gas hereunder, except as specifically set forth in this Agreement.

5.2                               Reservations of Seller. Seller reserves the following rights:

(a)                                  To operate Seller’s property free from any control by Buyer in such manner as Seller, in Seller’s sole discretion, may deem advisable, including without limitation, the right to drill new wells, to repair and rework old wells and to abandon any well or surrender any lease or portion thereof.

(b)                                 To use gas produced from the leases for drilling, gas-lifting, developing and operating Seller’s leases subject hereto, for the operation of Seller’s pipelines, water stations, compressors, camps and other miscellaneous uses incident to the operation of Seller’s leases and to fulfill obligations to the lessor thereof, or as to royalty obligations, if any.

(c)                                  To unitize any of Seller’s leases with other properties of Seller and of others in which event this Agreement will cover the interest owned or controlled by Seller in such unit attributable to the leases and wells in the field. It is, however, agreed and understood that in exercising such reserved and discretionary rights, Seller will act as a reasonably prudent operator would act under the same or similar circumstances.

5.3                               Rights-of-Way and Access. Seller shall grant, and does hereby grant, to Buyer the use of all requisite easements and rights-of-way, lease service rights, and other rights of access, regardless of form, over, across, and under any land where Seller has the right to grant use, and the right to perform there any acts necessary or convenient in carrying out the terms of this Agreement and Buyer’s obligations hereunder. Rights of access and use shall include but not be limited to those under Seller’s or its suppliers’ mineral leases to construct, operate, and maintain pipelines and appurtenant facilities for the purpose of receiving Gas from the leaseholds. Any property of Buyer placed in or upon any of the lease(s) or easement(s) shall remain the personal property of Buyer, subject to removal by it at any time for any reason.

5.4                               Other Pipeline Requirements. The Pipeline System is connected to the facilities of other pipelines. As a result, Buyer may from time to time be subject to certain requirements imposed by those pipelines. Buyer shall have the right under this Agreement to require Seller to comply with the same third party pipeline requirements with which Buyer must comply. SELLER AGREES TO INDEMNIFY, DEFEND, AND HOLD BUYER HARMLESS FROM SELLER’S FAILURE TO COMPLY WITH THOSE REQUIREMENTS, PROVIDED BUYER HAS PROVIDED SELLER REASONABLE NOTICE OF THE REQUIREMENTS.

6.                                     BILLING AND PAYMENT

6.1                               Statement. On or before the 15th Day of each Month following the Month of deliveries, Buyer shall mail or transmit electronically to Seller its statement reflecting calculations of total quantities of Seller’s Gas, expressed in Mcf and in MMBtu, measured and purchased during the previous Month, amounts payable to Seller for Gas purchased, and any fees payable by Seller and deducted from Seller’s payment under this Agreement for such Month.

6.2                               Payment. On or before the last Day of each Month, Buyer shall make payment to Seller by check for the amounts due to Seller as shown on its statement.

6.3                               Disputed Statements. If Seller in good faith disputes any statement, Seller shall, within the period for payment set out in Section 6.2, notify Buyer in writing of the amounts in dispute. As soon thereafter as the Seller may reasonably assemble documentation demonstrating the basis for the dispute, Seller shall furnish such documentation to Buyer. Buyer shall have no obligation to pay interest on the disputed amount until the dispute is resolved. Any invoice tendered pursuant to this Section 6, or the measurement data associated therewith, shall be contested, if at all, within two (2) years from the date of the invoice; otherwise the statement shall conclusively be deemed correct.

7.                                     INFORMATION AND AUDIT

7.1                               Information. Seller will furnish Buyer upon request with copies of any and all forms pertinent to this Agreement filed by Seller or its agent with any state or federal regulatory agency covering Gas delivered under this Agreement. Additionally, Buyer and Seller  shall  each preserve  all  records applicable  to this  Agreement,  including  all  test  and measurement data and charts, for a period of at least 24 Months following the end of each calendar year, or such longer periods as shall be required under law or regulation.

7.2                               Audit. Either Party, upon notice in writing to the other Party and upon execution of a confidentiality agreement with the other Party, shall have the right at reasonable hours to audit the accounts and records relating to any invoice under this Agreement within the 24 Month period following the date of such invoice; provided however, that the auditing Party must make a claim in writing to the other Party for all discrepancies disclosed by said audit within said 24 Months. Any audit shall be conducted by the auditing Party or its representative at the auditing Party’s expense. Any invoices shall be final as to all Parties unless questioned within 24 Months after the date of the invoice.

8.                                      LIABILITY AND WARRANTIES

8.1                               Seller’s Liability for Possession and Control of Gas. As between Seller and Buyer, Seller shall be in control and possession of the Gas deliverable hereunder until it is delivered at the Point(s) of Delivery. Seller shall be fully responsible and liable for any and all Gas loss, damages, claims, actions, expenses, liabilities, including reasonable attorney’s fees, injury to and death of Persons, property damage claims, and penalties for environmental damage, pollution, and contamination, caused or resulting from Seller’s Gas while in its control and possession or Seller’s operation of its facilities. SELLER SHALL DEFEND, INDEMNIFY, AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, COSTS, EXPENSES AND LIABILITIES RELATED TO THE MATTERS FOR WHICH SELLER IS RESPONSIBLE ABOVE, AND FOR BUYER’S LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEY’S FEES, RESULTING FROM SELLER’S GAS THAT DOES NOT CONFORM TO THE QUALITY SPECIFICATIONS CONTAINED IN SECTION 2 HEREOF, REGARDLESS OF POSSESSION AND CONTROL.

8.2                               Buyer’s Liability for Possession and Control of Gas. As between Buyer and Seller, Buyer shall be in control and possession of the Gas after the time the Gas is received at the Point(s) of Delivery. Buyer shall be fully responsible and liable for any and all damages, claims, actions, expenses, liabilities, including reasonable attorney’s fees, injury to and death of Persons, property damage claims, and penalties for environmental damage, pollution, and contamination caused or resulting from the operation of the Pipeline System or Buyer’s handling of the Gas while in its control and possession. BUYER SHALL DEFEND, INDEMNIFY, AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, COSTS, EXPENSES AND LIABILITIES RELATED TO THE MATTERS FOR WHICH BUYER IS RESPONSIBLE ABOVE, EXCEPT FOR BUYER’S LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES RELATING TO GAS RECEIVED FROM SELLER THAT DOES NOT CONFORM TO THE QUALITY SPECIFICATIONS CONTAINED IN SECTION 2 HEREOF.

8.3                               Limitation of Liability. Neither Party shall be liable to the other for consequential damages, indirect damages, loss of profits, punitive damages nor other similar damages.

8.4                               Warranty of Title. Seller warrants that it has good, merchantable title to all Gas delivered by it hereunder, that it has the right to deliver such Gas, free and clear of all liens, encumbrances and claims whatsoever. Title to Seller’s Gas shall transfer from Seller to Buyer at the Point(s) of Delivery. SELLER SHALL INDEMNIFY, SAVE, AND HOLD BUYER, ITS SUBSIDIARIES AND AFFILIATES, AND ITS  DIRECTORS, OFFICERS, EMPLOYEES,

AND AGENTS, FREE AND HARMLESS FROM ALL SUITS, ACTIONS, DEBTS, ACCOUNTS, DAMAGES, COSTS, LOSSES, EXPENSES AND LIABILITIES, INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEY’S FEES, ARISING FROM OR OUT OF A BREACH OF THE WARRANTIES CONTAINED IN THIS SECTION 8.4.

8.5                               Ownership Payments. Seller shall be responsible and liable for any and all payments to working, royalty and other interest owners with respect to the Gas delivered hereunder. BUYER SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY PAYMENTS TO INTEREST OWNERS RELATIVE TO SELLER’S GAS, AND SELLER SHALL DEFEND, INDEMNIFY, AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL SUCH PAYMENTS, AND ANY RELATED COSTS AND LIABILITIES.

8.6                               Adverse Claims. IN THE EVENT ANY ADVERSE CLAIM IS ASSERTED WITH RESPECT TO ANY OF SAID GAS, BUYER MAY WITHHOLD THE PURCHASE PRICE THEREOF UP TO THE AMOUNT OF AND FROM THE DATE OF SUCH CLAIM WITHOUT INTEREST UNTIL SUCH CLAIM HAS BEEN FINALLY DETERMINED OR UNTIL SELLER FURNISHES BUYER A BOND, IN FORM AND WITH SURETIES REASONABLY ACCEPTABLE TO BUYER, CONDITIONED TO HOLD BUYER HARMLESS FROM ANY SUCH CLAIMS.

8.7                               Seller’s Security Interest. Nothing in this Agreement shall operate to waive, release or otherwise limit the rights of Seller to the security interest provided to Seller under Section 9.343 of the Texas Uniform Commercial Code, which rights are expressly reserved by Seller.

9.                                     FORCE MAJEURE

In the event either Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments when due hereunder, it is agreed that upon such Party giving notice and reasonably full particulars of such force majeure in writing or by electronic means to the other Party within a reasonable time after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall be remedied so far as possible with all reasonable dispatch if economically justifiable. The term “force majeure” as employed herein and for all purposes relating hereto shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquake, fires, storms, hurricane warnings, crevasses, floods, washouts, arrests and restraints of government and people, civil disturbance, explosions, breakage or accident to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, inability of any party hereto to obtain necessary materials, supplies, or permits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities (both federal and state), including both civil and military, any failure by third parties to deliver Seller’s Gas to Buyer’s facilities or thereafter to transport Gas received from Buyer, and any other causes of a similar nature whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. The term Force Majeure shall also include (a) the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of due diligence, any necessary servitudes, right-of-way grants, permits or licenses, and (b)  the  inability  of each  party to  acquire,  or the  delays  of such  party  in  acquiring  at  reasonable cost and after the exercise of due diligence, any necessary materials and supplies, permits and permissions. Notwithstanding anything to the contrary herein, the Parties agree that settlement of strikes, lockouts, and other industrial disturbances shall be within the sole discretion of the Party experiencing such disturbance.

10.                              CONFIDENTIALITY

During the Primary Term and any extension thereof, the provisions of this Agreement including, but not limited to, the MDQ and the price payable by Buyer to Seller, shall not be disclosed to any third party (excluding the affiliates of the parties) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except to the extent disclosure is required by laws, rules, regulations or orders of any governmental or regulatory authority. A CONFIDENTIALITY PROVISION CAN NOT BE UNILATERALLY REQUIRED IN A GAS SALE, TRANSPORTATION OR GATHERING AGREEMENT TO WHICH A PRODUCER IS A PARTY AND THIS SECTION 10 WILL NOT BECOME A PART OF THIS AGREEMENT UNLESS SELLER’S AUTHORIZED REPRESENTATIVE HAS INITIALED THE LINE MARKED “YES, SECTION 10, CONFIDENTIALITY, IS INCLUDED IN THIS AGREEMENT,” PROVIDED UNDER SELLER’S SIGNATURE BLOCK.

11.                              TAXES

11.1                        Tax Responsibility. Seller shall bear sole responsibility and liability for payment of all municipal, tribal, state, and federal taxes and charges (and penalties and interest thereon) applicable to Seller’s Gas or to Buyer as the result of purchasing Seller’s Gas hereunder, as such taxes are or may in the future be constituted, including, but not limited to, any energy or Btu taxes, but excluding ad valorem, franchise, and income taxes of Buyer. If Buyer is required to pay any municipal, tribal, state, or federal taxes, fees, or charges (or penalties or interest thereon) relative to Seller’s Gas or as the result of purchasing Gas hereunder, Seller shall reimburse Buyer therefor, in addition to the other rates and charges provided for herein.

11.2                        Limitation on Tax Responsibility. Neither Party shall be responsible or liable for the other Party’s income taxes or for any taxes or other statutory charges levied or assessed against any of the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement.

12.                              LAWS AND REGULATIONS

This Agreement is subject to all valid legislation and all valid present or future laws, orders, rules, and regulations of duly constituted authorities now or hereafter having jurisdiction or control over the Parties, the services contemplated herein, or the facilities used to provide those services. Each of Seller and Buyer warrants to the other that, at the time of any Gas purchase transaction, it will have all requisite authority under applicable statutes and regulations to conduct such transaction. Each of Seller and Buyer shall indemnify the other against any damages or costs, including attorneys’ fees, incurred as a result of any breach by it of this provision.

13.                              MISCELLANEOUS

13.1                        Waiver. A waiver by either Party of any one or more defaults by the other Party hereunder shall not operate as a waiver of any future default or defaults, whether of a like or of a different character.

13.2                        Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED, AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THOSE THAT MIGHT REFER TO THE LAW OF ANOTHER JURISDICTION.

13.3                        Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and the counterparts together shall constitute one instrument.

13.4                        Assignment. Either Party may assign this Agreement, but no assignment shall relieve either Party of its obligations under to this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, nothing contained in this Paragraph shall in any way prevent either party from pledging or mortgaging its rights hereunder for security of indebtedness.

13.5                        Third Party Beneficiaries. This Agreement is intended to be for the sole benefit of Buyer and Seller, and there are no third party beneficiaries to this Agreement. No third party shall have any right to enforce the terms of this Agreement against Buyer or Seller.

13.6                        Severability. Should any section, paragraph, subparagraph, or other portion of this Agreement be found invalid or be required to be modified as a matter of law by a court or government agency, then only that portion of this Agreement shall be invalid or modified. The remainder of this Agreement that is still valid and unaffected shall remain in force. If the absence of the part that is held to be invalid, illegal, or unenforceable, or modification of the part required to be modified, substantially deprives a Party of material economic benefits under this Agreement, the Parties shall negotiate in good faith reasonable and valid provisions to restore the economic benefit to the affected Party.

13.7                        Entire Agreement. This Agreement contains the entire agreement of Buyer and Seller with respect to the matters addressed herein, and shall be amended only by an instrument in writing signed by both Parties. Amendments by electronic media are prohibited, but this Agreement when executed, and signed amendments to it, may be delivered via facsimile. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of its preparation, submittal, or other event or negotiation, drafting, or execution.

END OF EXHIBIT “A”

EXHIBIT “B”

to Gas Purchase and Sales Agreement dated February 1, 2009, between

Copano Energy Services/Upper Gulf Coast, L.P. and

Evolution Operating Co., Inc.

(the “Agreement”)

DEDICATION

Pearson #1RE Well located in Grimes County, Texas.

POINT(S) OF DELIVERY

Copano Meter #SH2-10122 located in Grimes County, Texas.

END OF EXHIBIT “B”